ANNEX 1 - RECOUPMENT OF COMPENSATION ELEMENTS AS A CONSEQUENCE OF THE REFORMULATION OF FINANCIAL STATEMENTS

This Annex provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws in accordance with the terms and conditions set forth herein.

Banco Santander (Brasil) S.A. (Hereinafter, “Santander Brasil”) is subject to the Exchange Act (as defined below) and the listing rules of the NYSE (as defined below) given that its American Depositary Shares representing Grupo Santander ordinary shares are listed on the NYSE.

This Annex is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (the “Listing Rule’).

1.                Definitions. For the purposes of this Annex, the following terms shall have the meanings set forth below.

(a)              “Committee” means the Remuneration Committee of the Board or any successor committee thereof.

(b)              “Covered Compensation” means any Incentive-based Compensation “received” by a Covered Executive during the applicable Recoupment Period; provided that:

(i) such Incentive-based Compensation was received by

a) after the Effective Date,

b) after he or she commenced service as an Executive Officer and

c) while Santander Brasil maintains a class of securities publicly listed on a United States national securities exchange.

(ii) such Covered Executive served at any time during the performance period applicable to such Incentive-based Compensation.

For purposes of this Annex, Incentive-based Compensation is considered as received by a Covered Executive during the fiscal period in which the Financial Reporting Measure applicable to such Incentive-based Compensation (or portion thereof) is attained, even if the payment or grant of such Incentive-based Compensation is made thereafter.

(c)               “Covered Executive” means any current or former Executive Officer.

(d)              “Effective Date” means October 2, 2023.

(e)              “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(f)               “Executive Officer” means members of the Executive Committee of Santander Brasil and other members of the board of officers of Santander Brasil and, as a minimum, each individual who performs the functions of executive officer in accordance with the criteria established in the Listing Rule will be considered as an Executive Officer. The determination of an individual's status as “Executive Officer” will be made by the Committee and will be final, conclusive and binding on such individual and all other interested persons.

(g)              “Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing Santander Brasil’s financial statements; (ii) share price measure; or (iii) total shareholder return measure (and any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above).

Any such measure does not need to be presented within the Santander Brasil’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure.

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(h)              “Financial Restatement” means a restatement of the Santander Brasil’s financial statements due to a material noncompliance with any financial reporting requirement under U.S. federal securities laws that is required in order to correct:

(i)            an error in previously issued financial statements that is material to the previously issued financial statements; or

(ii)        an error that would result in a material misstatement if the error were (A) corrected in the current period or (B) left uncorrected in the current period.

For purposes of this Annex, a Financial Restatement shall not be deemed to occur in the event of a revision of Santander Brasil’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of the Group’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; (5) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure; or (6) adjustment to provisional amounts in connection with a prior business combination; all in a retrospective manner.

The materiality of an error will be determined by the Company under the supervision of the Board's Audit Committee, based on pertinent facts and circumstances verified in line with SEC guidelines on materiality assessment, such as the analyzes contained in the Staff Accounting Bulletin no. 99.

(j)                “Incentive-based Compensation” means any compensation (including any cash or equity or equity-based compensation, whether deferred or current) that is granted, earned and/or vested based wholly or in part upon the achievement of a Financial Reporting Measure. For purposes of this Annex, “Incentive-based Compensation” shall also be deemed to include any amounts which were granted based on or otherwise calculated by reference to such Financial Reporting Measure. Including, without limitation, any amounts received under any life insurance, long-term disability or supplemental retirement or severance plan or agreement or any notional amount, in each case, solely to the extent such amounts are based on (or were otherwise calculated by reference to) Incentive-based Compensation, as well as any earnings accrued thereon).

(k)              “NYSE” means the New York Stock Exchange, or any successor thereof.

(l)                “Recoupment Period” means the three fiscal years completed immediately preceding the date of any applicable Recoupment Trigger Date. Notwithstanding the foregoing, the Recoupment Period additionally includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months shall be deemed a completed fiscal year.

(m)            “Recoupment Trigger Date” means the earlier of (i) the date that the Board concludes, or reasonably should have concluded, that Santander Brasil is required to prepare a Financial Restatement, and (ii) the date on which a court, regulator or other legally authorized body directs Santander Brasil to prepare a Financial Restatement.

2.                Recoupment of Erroneously Awarded Compensation.

(a)              In the event of a Financial Restatement, if the amount of any Covered Compensation received by a Covered Executive (the “Awarded Compensation”) exceeds the amount of such Covered Compensation that would have otherwise been received by such Covered Executive if calculated based on the Financial Restatement (the “Adjusted Compensation”), Santander Brasil shall reasonably promptly recover from such Covered Executive an amount equal to the excess of the Awarded Compensation over the Adjusted Compensation, each calculated on a pre-tax basis (such excess amount, the “Erroneously Awarded Compensation”).

(b)              If (i) the Financial Reporting Measure applicable to the relevant Covered Compensation is share price or total shareholder return (or any measure derived wholly or in part from either of such measures) and (ii) the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the

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 Financial Restatement, then the amount of Erroneously Awarded Compensation shall be determined (on a pre-tax basis) based on the company reasonable estimate of the effect of the Financial Restatement on Santander Brasil’s share price or total shareholder return (or the derivative measure thereof) upon which such Covered Compensation was received.

(c)               Santander Brasil’s obligation to recover Erroneously Awarded Compensation is dependent on any fault a Covered Executive for the accounting errors or other actions leading to a Financial Restatement.

(d)              Notwithstanding anything to the contrary in Sections 2(a) through (c) hereof, Santander Brasil shall not be required to recover any Erroneously Awarded Compensation if (x) the conditions set forth in either of the following clauses (i), (ii) or (iii) are satisfied and (y) the Board’s members in compliance with the section 303A.14(c)(1)(iv), by recommendation of the Compensation Committee, has determined that recovery of the Erroneously Awarded Compensation would be impracticable:

(i)                the direct expense paid to a third party to assist in enforcing the recovery of the Erroneously Awarded Compensation under this Policy would exceed the amount of such Erroneously Awarded Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2(d), the company shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, and provide that documentation of such attempts are presented to NYSE;

(ii)              recovery of the Erroneously Awarded Compensation would violate the labor law of Brazil to the extent such law was adopted prior to November 28, 2022, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2(d), the company shall have first obtained an opinion of home country counsel from Brazil, that is acceptable to the NYSE, that the recovery would result in such a violation, and the Company must provide such opinion to the NYSE; or

(iii)             recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Group, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended (“Code”).

(e)              Santander Brasil shall not indemnify any Covered Executive, directly or indirectly, for any losses that such Covered Executive may incur in connection with the recovery of Erroneously Awarded Compensation pursuant to this Annex, including through the payment of insurance premiums or gross-up payments.

(f)               The Board of Directors, upon recommendation of the Compensation Committee, shall determine, in its sole discretion, the manner and timing in which any Erroneously Awarded Compensation shall be recovered from a Covered Executive in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Covered Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; (iii) offsetting the Erroneously Awarded Compensation amount from any compensation otherwise owed by Santander Brasil or any of its affiliates to the Covered Executive; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law. For the avoidance of doubt, except as set forth in Section 2(d), in no event may Santander Brasil accept an amount that is less than the amount of Erroneously Awarded Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the Code (or any other applicable tax law), any nonqualified deferred compensation plans (as defined under Section 409A of the Code) (or any compensation deferred pursuant to any other applicable tax law) shall be made in compliance with Section 409A of the Code or such other applicable tax law.

3.                Amendment/Termination.

Subject to Section 10D of the Exchange Act and the Listing Rule, this Annex may be amended or terminated by Santander Brasil at any time, subject to prior approval by the Board of Directors, upon recommendation of the Committee, as well as with the approval required by the General Shareholders' Meeting. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Annex shall be deemed to limit or restrict the right or obligation of Santander Brasil to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations. Unless otherwise required by applicable law, this Annex shall no longer be effective from and after

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 the date that Santander Brasil no longer has a class of securities publicly listed on a United States national securities exchange.

4.                Interpretation. Notwithstanding anything to the contrary herein, this Annex is intended to comply with the requirements of Section 10D of the Exchange Act and the Listing Rule (and any applicable regulations, administrative interpretations or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this Annex shall be interpreted in a manner that satisfies such requirements and this Annex shall be operated accordingly. If any provision of this Annex would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.

5.                Recoupment Rights to Compensation. Any right of recoupment under this Annex is in addition to, and not in lieu of, any other remedies, rights or requirements with respect to the recoupment of any compensation that may be available to Santander Brasil pursuant to the terms of any other recoupment or clawback policy or normative document that may be in effect, any provisions in any employment agreement, offer letter, equity plan, equity award agreement or similar plan or agreement, and any other legal remedies available to Santander Brasil, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recouped under any other policy or normative document that would be recoupable under this Annex shall count toward any required recoupment under this Annex and vice versa.

6.                Exempt Compensation. Notwithstanding anything to the contrary herein, Santander Brasil has no obligation under this Annex to seek recoupment of amounts paid to a Covered Executive which are granted, vested or earned based solely upon the occurrence or non-occurrence of nonfinancial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures or compensation awarded solely at the discretion of the company, provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure performance goal.

7.                Miscellaneous.

(a)              Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Annex shall be deemed to include the restrictions imposed herein and incorporate this Annex by reference. In the event of any inconsistency, the terms of this Annex will govern. This Annex applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective, including, without limitation, compensation received under the Santander Brasil’s deferred variable remuneration plans and any successor plan to each of the foregoing.

(b)              This Annex shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

(c)               any errors identified in the financial statements must follow the reporting and treatment procedures existing in the Company's Operational Risk Management Policies and subsidiary internal rules.

(d)              All issues concerning the construction, validity, enforcement and interpretation of this Annex and all related documents, including, without limitation, any employment agreement, offer letter, equity award agreement or similar agreement, shall be governed by, and construed in accordance with, the laws of Brazil, without giving effect to any choice of law or conflict of law rules or provisions (whether of Brazil or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Brazil.

(e)              The Covered Executives, their beneficiaries, heirs, executors, administrators and any other legal representative and the Company shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Annex by conducting good faith negotiations amongst themselves. To ensure the timely and economical resolution of disputes that arise in connection with this Annex, the courts and tribunals of the city of São Paulo shall have exclusive jurisdiction to settle any disputes, claims, or causes of action arising from or relating to the enforcement, performance or interpretation of this Annex. The Covered Executives, their beneficiaries, heirs, executors, administrators and any other legal representative and the Group hereby waive any objection to any such court as is referred to in this Section 7(d) on grounds

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 of inconvenient forum or otherwise as regards proceedings in connection with the agreement and further irrevocably agree that a judgment or order of any such court in connection with the Agreement shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

(f)               If any provision of this Annex is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. In the event that any one or more of the provisions of this Annex shall be held to be invalid and unenforceable, all the other terms and provisions of this Annex shall continue in full force and effect without impairment or limitation to the maximum extent permitted by applicable law.

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